SETTLEMENT AND RELEASE AGREEMENT

THIS SETTLEMENT AND RELEASE AGREEMENT (this “Agreement”) is made as of the ___ day of ________________, 2014, by and between NEWBRIDGE BANK (the “Bank”), a North Carolina commercial bank, and ____________________ (the “Executive”).

Introduction

Executive and CapStone Bank (“CapStone”) entered into a ______________________, dated March 1, 2013 (the “Severance Agreement”). CapStone has entered into an Agreement and Plan of Combination and Reorganization, dated November 1, 2013 (the “Combination Agreement”), pursuant to which CapStone will be merged with and into the Bank (the “Merger”). The Bank has notified Executive that it will unilaterally terminate the Severance Agreement (except as otherwise specifically agreed by the Bank and Executive herein) following the effectiveness of the Merger and, subject to the Executive’s execution and delivery of this Agreement to the Bank, pay to Executive the cash sum set forth on Appendix A attached hereto and incorporated herein by reference (the “Settlement Payment”).

NOW, THEREFORE, in consideration of the premises and the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Effectiveness. This Agreement shall become effective immediately following the “Effective Time” of the Merger (as that term is defined in the Combination Agreement) upon the Bank’s termination of the Severance Agreement and delivery of the Settlement Payment to Executive (the “Termination Time”).

2.           Tax Considerations. Executive acknowledges that the Bank intends to rely on Treas. Reg. 1.409A-3(j)(4)(ix)(B) in making the Settlement Payment and that the applicability of the provisions of Treas. Reg. 1.409A-3(j)(4)(ix)(B) to Executive’s receipt of the Settlement Payment as provided herein may be contingent on other employees of the Bank entering into similar settlement arrangements with the Bank. Executive agrees that federal, state and local tax withholdings may be applied to the Settlement Payment as determined by the Bank in its sole discretion consistent with applicable law.

3.           Release.

a.           In consideration of the making of the Settlement Payment to Executive, Executive, for himself, his attorneys, heirs, executors, administrators, successors and assigns, fully, finally and forever waives, releases and discharges the Bank, and all parent, subsidiary and/or affiliated companies of the Bank, as well as the Bank and such companies’ respective successors, assigns, officers, owners, directors, agents, representatives, attorneys, and employees (all of whom are referred to throughout this Agreement as the “Releasees”), from all claims, claims for relief, demands, actions, causes of action, suits, damages, losses, and expenses, of any and every nature whatsoever, related to or arising out of the Severance Agreement.

Specifically included in this waiver and release are, among other things, any and all claims related to any severance pay, change in control benefits, provision of major medical insurance coverage (or cash payments in lieu of such coverage), participation rights in the Bank’s welfare benefit plans, rights to contractual employment, bonus or other incentive payment rights, and rights to or reimbursement of legal expenses, automobile expenses or country club dues which are provided for under the Severance Agreement.

b.           The foregoing waiver, release and discharge does not apply to (1) base salary accrued (whether or not paid) up to the Termination Time; (2) the Bank’s indemnification obligations to Executive pursuant to the Bank’s By-Laws or Articles of Incorporation; and (3) unreimbursed business expenses incurred prior to the Termination Time for which Executive is entitled to reimbursement under the Bank’s policies. The foregoing waiver, release and discharge does not waive, release or discharge claims that cannot be released by private agreement.

4.           Advice of Counsel. Executive acknowledges that he has been, and hereby is advised by the Bank to consult with an attorney in regard to this matter, Executive understands that Executive is responsible for the costs of any such legal services incurred in connection with such consultation.

5.           Non-Admission. This Agreement shall in no way be construed as an admission by any of the Releasees that it, he or she has acted wrongfully with respect to Executive or any other person or that Executive has any rights whatsoever against the Releasees. The Releasees specifically disclaim any liability to or wrongful acts against Executive or any other person on the part of themselves, their employees, or their agents.

6.           No Filing of Claims. Executive represents and warrants that Executive has not filed, nor assigned to others the right to file, nor are there currently pending, any complaints, charges, claims, grievances, or lawsuits against any of the Releasees with any administrative, state, federal, or governmental entity or agency or with any court. Nothing herein is intended to or shall preclude Executive from filing a complaint and/or charge with any appropriate federal, state, or local governmental agency or cooperating with said agency in its investigation. Executive, however, agrees that he shall not be entitled to receive any relief or recovery in connection with any complaint or charge brought against the Releasees, without regard as to who brought said complaint or charge.

7.	Executive and Bank Acknowledgements.

a.           Executive acknowledges and agrees and understands that the making of the Settlement Payment is not required by the Bank’s policies and procedures and that the Settlement Payment is in addition to any and all pay and benefits to which Executive already may have been entitled by contract or law, other than pursuant to the Severance Agreement, and constitutes good, valuable, and sufficient consideration for Executive’s covenants and agreements contained in this Agreement. Executive further acknowledges that payment of the Settlement Payment shall fully satisfy and forever extinguish all obligations to the Executive under the Severance Agreement.

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b.           Except as contemplated by Section 3(b) above, Executive acknowledges, understands, and agrees that Executive has been paid in full for all hours that Executive has worked for the Bank through the date of execution of this Agreement and that Executive has been paid any and all compensation or bonuses which have been earned by Executive through the date of this Agreement.

c.           Notwithstanding any provision of the Severance Agreement or this Agreement to the contrary, Executive acknowledges and agrees that the Bank’s making of the Settlement Payment to Executive is good, valuable and sufficient consideration supporting the continued effectiveness of the provisions of Sections 5 and 8 of the Severance Agreement and acknowledges and agrees that it is the intent of Executive and the Bank that such provisions remain in full force and effect for the periods described therein.

d.           Executive acknowledges, understands, and agrees that Executive is responsible for the payment of any and all local, state, and/or federal taxes which may be attributable to the Settlement Payment and indemnifies and holds the Releasees harmless from such tax consequences, including interest and/or penalties, arising out of such payment to Executive. No representations have been or are made herein by or to any signatory to this Agreement regarding the tax consequences of this Agreement.

e.           Executive affirms that the only consideration for his execution and delivery of this Agreement is that set forth in Appendix A and that no other promise or agreement of any kind has been made to or with Executive by any person or entity to cause Executive to execute and deliver this Agreement, and that Executive fully understands the meaning and intent of this Agreement, including but not limited to, its final and binding effect.

8.           Agreement Binding; Governing Law; Severability. The Bank and the Executive agree that the terms of this Agreement shall be final and binding. Executive understands and acknowledges that this Agreement contains a full and final release of claims against the Releasees arising out of or related to the Severance Agreement; and that Executive has agreed to its terms knowingly, voluntarily, and without intimidation, coercion or pressure. This Agreement shall be interpreted, enforced and governed under the laws of the State of North Carolina. The provisions of this Agreement are severable, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

9.           Entire Agreement. This Agreement sets forth the entire agreement between the Bank and the Executive with respect to the specific subject matter hereof and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Bank and the Executive pertaining to the specific subject matter of this Agreement.

10.           Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of the parties hereto will bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Notwithstanding the foregoing, this Agreement may not be assigned by Executive and any purported assignment shall be null and void.

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11.           Compliance with Internal Revenue Code Section 409A. The Bank and Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code. If at the Termination Time Executive is a specified employee, as defined in Section 409A of the Code, and if any payments under this Agreement, will result in additional tax or interest to the Executive because of Section 409A, then despite any contrary provision of this Agreement the Executive shall not be entitled to the payments until the earliest of (x) the date that is at least six months after termination of the Executive’s employment for reasons other than the Executive’s death, (y) the date of the Executive’s death, or (z) any earlier date that does not result in additional tax or interest to the Executive under Section 409A. As promptly as possible after the end of the period during which payments are delayed under this provision, the entire amount of the delayed payments shall be paid to the Executive in a single lump sum. If any provision of this Agreement does not satisfy the requirements of Section 409A, such provision shall nevertheless be applied in a manner consistent with those requirements. If any provision of this Agreement would subject Executive to additional tax or interest under Section 409A, the parties shall reform the provision. However, the parties shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting Executive to additional tax or interest, and the Bank shall not be required to incur any additional compensation expense as a result of the reformed provision.

Executive has carefully considered all provisions of this Agreement before executing and delivering it. Executive’s signature below indicates Executive’s understanding and agreement with all of the terms of this Agreement.

IN WITNESS WHEREOF, Executive and the Bank have executed this Agreement as of the date first written above.

EXECUTIVE

Name:

NEWBRIDGE BANK

By:
Name: Pressley A. Ridgill
Title: President and Chief Executive Officer

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